UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2011

PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation)	1-7797 (Commission File Number)	52-0551284 (IRS Employer Identification No.)
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)
(856) 917-1744
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Bell Separation Agreement
On May 6, 2011, PHH Corporation (“PHH”, the “Company”, “we”, “our” or “us”) entered into a Separation Agreement (the “Agreement”) with Sandra E. Bell, the Company’s former Executive Vice President and Chief Financial Officer. As previously disclosed, Ms. Bell left the Company on March 1, 2011 (the “Termination Date”) to pursue other opportunities.
The Agreement provides that during the period following the Termination Date through February 29, 2012 (the “Severance Period”), Ms. Bell will be eligible to receive severance payments totaling $400,000 in bi-weekly installments. Payments that would have been made after the Termination Date and prior to the effective date of the Agreement will be paid with the first bi-weekly installment after the Agreement becomes effective. Ms. Bell will also receive a lump sum payment of $200,000 on March 1, 2012, provided that she has complied with the terms of the Agreement through such date. Ms. Bell will be entitled to continued vesting of her outstanding Company equity awards on the same basis and at the same time as such awards would have vested if Ms. Bell had remained employed with the Company through November 30, 2011. Vested stock options as of the Termination Date and those that continue to vest through November 30, 2011, may be exercised until the earlier of one year following the Termination Date or the expiration date of the applicable option agreement.
In addition, Ms. Bell will (i) be eligible for reimbursement for COBRA health care continuation premiums from April 1, 2011 through March 31, 2012, (ii) have the title to the Company-owned car that was being used by her as of the Termination Date transferred to her, (iii) be eligible for outplacement services for twelve months following the Termination Date (not to exceed $15,000) and (iv) be reimbursed for up to $7,500 of her documented legal expenses incurred in negotiating the Agreement.
These severance benefits are being paid or provided in exchange for Ms. Bell executing a release of claims against the Company. Ms. Bell will continue to receive these benefits only if she complies with certain restrictive covenants, including, without limitation, a covenant not to compete with the Company through November 30, 2011, covenants not to solicit the Company’s customers, clients, or employees during the Severance Period, and a covenant protecting the Company’s confidential information. If Ms. Bell fails to comply with these restrictive covenants, the Company is entitled to suspend making further payments or benefits under the Agreement, no further payments or benefits under the Agreement will be due to her, and she will be obligated to repay to the Company the amounts paid to her in cash under the Agreement and the cash or stock she receives upon payment or exercise of equity awards that would have terminated or not become vested without the operation of the provisions of the Agreement providing for continued vesting during the Severance Period. Ms. Bell has the unilateral right to terminate and revoke the Agreement within seven days of the signing date upon notice to the Company, which termination would render the Agreement unenforceable, null and void.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits:

EXHIBIT	DESCRIPTION
10.1	Separation Agreement between PHH Corporation and Sandra E. Bell, dated as of May 6, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION
Date: May 9, 2011	By:	/s/ William F. Brown
		Name:	William F. Brown
		Title:	Senior Vice President, General Counsel & Secretary

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